UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Mercury Systems, Inc.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE
On September 9, 2021, Mercury Systems, Inc. (the "Company") filed a definitive proxy statement (the "Proxy Statement") with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies for use at the Company's 2021 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on October 27, 2021 at 10:00 a.m. Eastern Time.
This amendment is being filed with the SEC by the Company to reflect the following changes to the Proxy Statement:
–an update to the table on page 26 of non-employee director compensation to adjust the grant date fair value of restricted share awards;
–an update to the table on page 31 of the percentage of shares held by the Company's greater than 5% holders based on shares outstanding as of the record date;
–an update to footnotes (4), (8), and (16) on page 32 reflecting changes between shares owned directly and restricted shares subject to vesting, with no changes to the total shares beneficially owned; and
–an update to the table on page 57 of shares vested during fiscal 2021.
This amendment does not otherwise modify or update any other disclosures presented in the Proxy Statement.
Amendment to Proxy Statement
The Proxy Statement is hereby amended as follows:
The table included under the caption "Non-Employee Director Compensation - Fiscal 2021" on page 26 of the Proxy Statement is hereby replaced in its entirety with the following:
Non-Employee Director Compensation—Fiscal 2021

Name	Fees Earned	Restricted Stock Awards ($)(1)	Total
James K. Bass	$60,000	$137,553	$197,553
Orlando P. Carvalho	60,000	137,553	197,553
Michael A. Daniels	82,000	137,553	219,553
Lisa S. Disbrow	72,000	137,553	209,553
Mary Louise Krakauer	75,000	137,553	212,553
Barry R. Nearhos	78,750	137,553	216,303
William K. O'Brien	72,500	137,553	210,053
Vincent Vitto	117,000	137,553	254,553
(1)This column represents the grant date fair value of restricted stock awards for fiscal 2021 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2021 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
The section included under the caption "Who owns more than 5% of our stock?" on page 31 of the Proxy Statement is hereby replaced in its entirety with the following:
Who owns more than 5% of our stock?
On August 25, 2021, there we 56,910,323 shares of our common stock outstanding. On that date, to our knowledge, there were three shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The "Percent of Class" was calculated using the number of shares of our common stock outstanding as of August 25, 2021. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	7,914,776	13.9%
The Vanguard Group, Inc. (2)	4,953,846	8.7
William Blair Investment Management, LLC (3)	3,249,564	5.7
(1)Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on January 26, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 55 East 52nd Street, New York, New York 10022.
(2)Based on a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)Based on a Schedule 13G filed by William Blair Investment Management, LLC with the SEC on February 11, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 150 North Riverside Plaza, Chicago, IL 60606.
Footnote numbers (4), (8), and (16) on page 32 of the Proxy Statement are hereby replaced in their entirety with the following:
(4) Includes (a) 1,564 shares owned by Mr. Carvalho individually; and (b) 3,514 restricted shares awarded to Mr. Carvalho under our stock-based plans (as to which Mr. Carvalho has sole voting power, but which are subject to restrictions on transfer).
(8) Includes (a) 6,545 shares owned by Mr. Nearhos individually; and (b) 1,950 restricted shares awarded to Mr. Nearhos under our stock-based plans (as to which Mr. Nearhos has sole voting power, but which are subject to restrictions on transfer).
(16) Includes (a) 775,944 shares owned by directors and executive officers individually or by family trusts controlled by directors individually; and (b) 381,051 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).
The section included under the caption "Stock Vested" on page 56 of the Proxy Statement is hereby replaced in its entirety with the following:
Stock Vested
The following table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the Nasdaq Global Select Market on such date. There were no stock options held by any of the named executive officers during the last fiscal year.
Stock Vested - Fiscal 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	76,631	$6,122,011
Christopher C. Cambria	25,760	2,057,926
Michael D. Ruppert	39,767	3,113,926
Didier M.C. Thibaud	34,967	2,793,474